Exhibit 10.3
INDEPENDENT CONTRACTOR AGREEMENT
This Independent Contractor Agreement (this “Agreement”) sets forth the terms and conditions between nCino OpCo, Inc., its subsidiaries and affiliated companies (hereinafter, the “Company”) and Josh Glover (the “Contractor”), concerning certain professional services to be rendered to the Company as specified below.

1.SERVICES. Contractor will perform services, as more particularly described in one or more Statement(s) of Work (“SOW”), for Company as an independent contractor (the “Services”), in a format substantially similar to that of Exhibit A attached hereto, agreed upon and signed by both the Company and Contractor. Such SOW will be attached to and become part of this Agreement. Services have been ordered and commissioned by Company, and Contractor will perform such Services in a diligent and workmanlike manner in accordance with the schedule, if any, set forth in each applicable SOW. Contractor shall perform only those Services described in an executed SOW. If additional services are requested by the Company or if the parties agree to modify the Services previously agreed to, a new SOW must be executed and added to this Agreement, or the existing SOW must be amended. The content, style, form, and format of the Services shall be completely satisfactory to Company and will be consistent with Company’s standards. Except as specified in an applicable SOW, Company agrees that Contractor’s Services need not be rendered at any specific location and may be rendered at any location selected by Contractor.

2.RELATIONSHIP OF THE PARTIES. Contractor is an independent contractor, and nothing contained in this Agreement shall be construed to give either party any right or authority to create or assume any obligation of any kind on behalf of the other party. All Services shall be performed only by Contractor. Under no circumstances shall Contractor look to Company as its employer, partner, agent, or principal. Contractor shall not be entitled to any benefits accorded to Company’s employees including without limitation worker’s compensation, disability insurance, vacation or sick pay. Contractor shall be responsible for providing, at Contractor’s expense in Contractor’s name, unemployment,     disability,    worker’s compensation, and all other insurance and benefits, as well as licenses and permits, usual or necessary for conducting the Services.

3.TERM. This Agreement shall commence on April 15, 2024, (the “Effective Date”) and will expire upon expiration of all SOWs under this Agreement or June 30, 2024, whichever comes earliest, unless earlier terminated in accordance with this Agreement.

4.COMPENSATION. For those Services rendered by Contractor in accordance with the applicable SOW, the Company shall compensate Contractor as provided in the attached SOW.

5.EXPENSES. The Company will reimburse Contractor for all reasonable out-of-pocket expenses incurred by Contractor to meet its obligations under the SOW and approved in writing by the Company prior to the Contractor incurring such expenses. Whenever possible Contractor will seek multiple bids for any research or other services to be provided by third parties in conjunction with Contractor’s obligations hereunder. Whenever possible, Contractor will book hotel reservations with the Company’s preferred providers. Air travel will be booked in economy class for any domestic flights and international flights scheduled for five (5) hours or less. International flights scheduled to take five (5) hours or more may be booked in business class.

6.INVOICES AND TERMS OF PAYMENT. Unless otherwise agreed to in a SOW, the following payment terms shall apply: Payment terms shall be net thirty (30) days from the date of Contractor’s invoice unless otherwise provided in the applicable SOW. Contractor shall, if requested by Company, submit supporting documentation for all invoiced amounts billed on a time and materials basis.

Taxes: The Company will pay all taxes related to the Company’s receipt of the Services other than taxes based on Contractor’s income, property, and employees. Contractor shall be solely responsible for any and all taxes, social security contributions, or payments, disability insurance, unemployment taxes, and any other payroll type taxes applicable to fees paid under this Agreement. Contractor hereby indemnifies and hold Company harmless from any claims, losses, costs, fees, liabilities, damages, or injuries suffered by Company arising out of Contractor’s failure with respect to its obligation in this Section.

7.COMPANY CONTACT. Each SOW will identify the Company employee with whom Contractor shall communicate concerning the applicable SOW and any obligations thereunder.

8.COMPANY COOPERATION.
A.The Company will make available to the Contractor any and all information and documentation within the Company’s possession or control that is necessary for the Contractor to provide its Services.
B.If the Company fails to fulfill its obligations in accordance with this Section after written notice by the Contractor and such failure leads to delays in the provision of Services by the Contractor, (i) the deadlines set forth in the applicable SOW shall be extended by a reasonable period of time, and (ii) the Company shall bear any additional costs incurred by the Contractor to the extent attributable to such failure.

9.OTHER CONSULTING PROJECTS. The Company acknowledges that during the term of this Agreement and thereafter, Contractor may offer, undertake, and continue providing services without limitation for clients other than Company. Contractor acknowledges during the term of this Agreement and thereafter, Company may solicit and utilize other contractors to perform the same or similar Services and generally all other types of service.

10.NON-SOLICITATION.
A.Non-Solicitation of Employees. The Contractor understands and acknowledges that the Employer has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Employer. The Contractor agrees and covenants not to directly or indirectly solicit, hire, or recruit for their own benefit or the benefit of any other person or company, or so attempt to solicit, hire, or recruit, any active employee of the Employer ("Covered Employee") or induce any Covered Employee to terminate their employment, through December 31, 2025 ("Restricted Period").
1)This non-solicitation provision explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, including, but not limited to, Facebook, LinkedIn, Instagram, and X, and any other social media platform, whether or not in existence at the time of entering into this Agreement.

However, it will not be deemed a violation of this Agreement if the Contractor merely updates the Contractor's LinkedIn profile/social media status to reflect the Contractor's new employment or connects with a Covered Employee on Facebook, LinkedIn, or other social media platform without engaging in any other substantive communication, by social media or otherwise, that is prohibited by this section.
2)This Section does not restrict or impede, in any way, and shall not be interpreted or understood as restricting or impeding, the Contractor from discussing the terms and conditions of the Contractor's agreement with workers    or    union representatives/exercising any rights under Section 7 of the National Labor Relations Act (NLRA)/exercising protected rights that cannot be waived by agreement.
B.Non-Solicitation of Customers. The Contractor understands and acknowledges that because of the Contractor's experience with, training by, and relationship to the Employer, they will have had access to and learned about the Employer's customer information. "Customer Information" includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales/services.
1)The Contractor understands and acknowledges that the loss of any such customer relationship or goodwill will cause significant and irreparable harm to the Employer.
2)The Contractor agrees and covenants not to directly or indirectly solicit or contact, or attempt to solicit or contact,

using any form of oral, written, or electronic communications, the Employer's current, former, or prospective customers for the purpose of offering or accepting goods or services similar to or competitive with those offered by the Employer on behalf of the Contractor or any other individual or entity through the Restricted Period, December 31, 2025.
3)Communications include, but are not limited to, email, regular mail, express mail, telephone, fax, or instant message, or social media, including but not limited to Facebook, LinkedIn, Instagram or X, or any other social media platform, whether or not in existence at the time of entering into this agreement. However, it will not be deemed a violation of this Agreement if the Contractor merely updates the Contractor's LinkedIn or other social media profile to reflect the Contractor's new employment.

11.TERMINATION. This Agreement may be terminated as described below.
A.Either party may terminate this Agreement immediately if the other party materially breaches this Agreement and fails to cure such breach within thirty (30) days of being provided written notice of such breach.
B.Either party may terminate this Agreement without cause by giving thirty (30) days prior notice of termination in writing to the other party.
C.Upon the expiration or termination of this Agreement, (i) Contractor shall deliver to the Company the work product described in any applicable SOWs as completed or partially completed through the effective date of termination, and (ii) all compensation from the Company shall immediately cease, provided that the Company shall promptly pay all amounts owed to Contractor, including any amounts owed for partially completed Services, incurred prior to the expiration or termination of this Agreement.
D.Sections 10 – 13, 15, 14, and 21 through 29 shall survive termination or expiration of this Agreement.

12.CONFIDENTIAL INFORMATION.
A.DEFINITION:
(1)“Confidential Information” means any and all information, data, documents, agreements, files, and other materials related to the Disclosing Party’s business, research, development, manufacturing, purchasing, accounting, engineering, selling, marketing, leasing, servicing, financing, business systems and techniques, shareholders, employees, customers, prospective customers, programs, procedures, inventions, discoveries, devices, products, software, patents, copyrights and other intellectual property, pricing, and financial information to the extent disclosed to Recipient hereunder. All proprietary information of a party which is treated by such party as Confidential Information, or which a party has a reasonable basis to believe is Confidential Information of the other party, shall be presumed to be Confidential Information.
(2)“Disclosing Party” means the party or an affiliate of the party (i.e. either Company or Contractor) which provides the Confidential Information.
(3)“Recipient” means the party (i.e. either Company or Contractor) which receives the Confidential Information.
B.EXCEPTIONS: The term Confidential Information shall not apply to information to the extent:
(1)The Recipient can establish that such information was rightfully known to Recipient prior to receipt thereof by Recipient from the Disclosing Party; or
(2)Such information is lawfully disclosed to Recipient by a third party without restriction on disclosure; or

(3)Such information is part of the public domain or becomes part of the public domain through no fault of Recipient; or
(4)Such information is independently developed by Recipient without using the Disclosing Party’s Confidential Information and such independent development is shown by documentary evidence.
C.DUTIES: Recipient shall (a) hold all Confidential Information in strict confidence and take reasonable precautions to protect the confidentiality of such Confidential Information (including, without limitation, all precautions Recipient employs with respect to its own confidential materials); (b) only use the Confidential Information in furtherance of the Services; (c) not divulge any Confidential Information to any third party (other than to employees, agents, or contractors of Recipient); and (d) not copy or reverse engineer any Confidential Information or remove any proprietary markings for any Confidential Information. Any employee, agent, or contractor of Contractor that is given access to Confidential Information must have a legitimate “need to know” such information, and Contractor shall remain responsible for such person’s compliance with this Agreement. The obligations under this section shall survive the termination of this Agreement for whatever reason.
D.Within ten (10) days of termination of this Agreement or upon the Disclosing Party’s request, Recipient shall (a) cease using the Confidential Information; (b) deliver to the Disclosing Party or, to the extent not prohibited by law, rule, regulation, or judicial or regulatory action, destroy all Confidential Information of the Disclosing Party in Recipient’s possession; and (c) confirm in writing that it has complied with these obligations. Recipient’s obligations with respect to the Confidential Information of the Disclosing Party shall survive termination or expiration of this Agreement.

13.OWNERSHIP OF MATERIALS.
A.Contractor acknowledges and agrees that the Company exclusively owns all right, title, and interest in and to its Confidential Information and intellectual property, including all improvements, enhancements, modifications, and derivative works thereof. Additionally, all right, title, and interest in and to any and all ideas, technology, products, inventions, programs, designs, innovation, materials, work product, deliverables, copyrights, patents, know- how, trademarks, service marks, and other intellectual property that may be developed or conceived jointly or solely by Contractor under this Agreement or any SOW (collectively, “Deliverables”) shall be the sole and exclusive property of the Company. All Deliverables shall be deemed to be “Works Made for Hire” for the Company as such term is defined under United States copyright laws. To the extent that all right, title, and interest in and to any such Deliverables may not otherwise exclusively vest in the Company, or any such Deliverables may not be considered Works Made for Hire, Contractor hereby irrevocably assigns all right, title, and interest therein to the Company. Contractor agrees to give reasonable assistance, at the Company’s expense, in perfecting or evidencing the Company’s rights in this Section including without limitation by executing and delivering all documents reasonably requested by Company for such purposes. Further, in the event Contractor uses any subcontractor or other third party to perform any of the Services contracted for under this Agreement, Contractor agrees to enter into such written agreements with such third party and to take such other steps as are or as may be required to secure for Company the rights called for in this Section. Contractor further agrees to provide the names and addresses or all agents, contractors, consultants, representatives or other third parties who perform work on behalf of Contractor under this Agreement.

B.Nothing in this Agreement shall constitute an assignment or transfer of ownership of any Pre- existing Intellectual Property Rights and neither party shall obtain ownership rights in the Pre- existing Intellectual Property Rights of the other party.
C.Contractor grants to Company a worldwide (to the extent permitted by applicable law), royalty- free, perpetual, irrevocable, transferable, sublicensable, and non-exclusive license to use, copy, modify, enhance, improve, or create further derivative works of Pre-existing Intellectual Property Rights in any Deliverables that contain Contractor’s Pre-existing Intellectual Property Rights. This license survives the termination or expiry of this Agreement.
D.The following definitions shall apply to this Section: “Intellectual Property Rights” means all industrial and intellectual property rights of any kind including but not limited to copyright (including rights in compute software), trade mark, service mark, design, patent, trade secret, semiconductor or circuit layout rights, trade, business, domain or company names, know how or other proprietary rights (whether or not any of these registered and including any application for registration) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world. “Pre-existing Intellectual Property Rights” shall mean a party’s Intellectual Property Rights (i) existing prior to the commencement of this Agreement, (ii) brought into existence after the commencement of this Agreement by or on behalf of a party or third party outside the scope of this Agreement
(iii) acquired by a party from a third party or (iv) any    improvements,    enhancements, modifications, derivative works, or developments of such Intellectual Property Rights described in (i) to (iii).

14.REPRESENTATIONS AND WARRANTY.    Both Contractor and Company represent and warrant

to the other that: (a) such party has the right to enter into this Agreement; (b) such party has no obligations to any other person or entity which are in conflict with such party’s obligations under this Agreement; (c) such party shall comply with all applicable laws, rules, and regulations when performing its obligations hereunder and when using the deliverables and information produced under this Agreement; and (d) the performance by the party of its obligations under this Agreement will not infringe any copyrights, trademarks, trade secrets, rights of privacy or any other rights of any third parties. Contractor represents and warrants to the Company that it shall (a) carry out the Services with reasonable care, skill, and diligence and in a professional and workmanlike manner; (b) not engage in any deceptive, misleading, illegal, or unethical practices; (c) ensure the Services and/or Deliverables will comply with Company’s specifications; (d) ensure no assignment has been made to any of the rights in Deliverables; and (d) not use, license, or otherwise permit the use of any .

15.INSURANCE. Contractor shall obtain and maintain during the term of this Agreement the following minimum insurance coverages:
A.Commercial general liability insurance to cover personal injuries, including death, and broad form contractual liability coverage of at least
$1,000,000 for each person, $1,000,000 for each occurrence and property damage of at least
$250,000 for each occurrence.
B.Automobile liability insurance to cover personal injuries, including death, of at least $300,000 for each person, $500,000 for each occurrence, and property damage of at least $100,000 for each occurrence.
Contractor will provide a certificate of insurance upon request of Company.
16.INDEMNIFICATION; LIMITATION OF LIABLITY.

A.The Contractor agrees to defend, indemnify, and hold harmless the Company and its directors, officers, and employees, from and against any and all third party claims, actions, demands, or legal proceedings, as well as any liabilities, damages, losses, judgments, settlements, costs or expenses, including without limitation attorneys’ fees incurred by Company to the extent such liabilities, damages, losses, judgments, settlements, costs or expenses resulting from the Contractor’s acts or omissions pursuant to this Agreement.
B.Unless otherwise agreed to in a SOW, the Contractor does not provide legal, regulatory, or tax advice regarding its Services or deliverables. The Company agrees that it will seek the advice of its own counsel and tax advisors regarding any legal, regulatory or tax implications associated with implementing the results of the Contractor’s Services or with utilizing any of the deliverables provided by Contractor.
C.NOTWITHSTANDING THE FOREGOING, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY TYPE, INCLUDING LOST PROFITS, OR LOST DATA, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

17.ASSIGNMENT. Neither party shall assign its rights or delegate its duties under this Agreement without the other party’s prior written consent. Any assignment or transfer of this Agreement or any interest in this Agreement without the non-assigning party’s prior written consent shall be null and void.

18.DATA PRIVACY. If applicable, Company and Contractor shall enter into a data processing agreement (the “DPA”), which governs the processing of any personal data that Company provides to Contractor in connection with the Services and the processing of any personal data that Contractor provides to Company in connection with the Services. In the event of any conflict or inconsistency between the terms of the DPA and this Agreement, the provisions of the DPA shall prevail.

19.ENTIRE AGREEMENT. This Agreement, the executed Statement(s) of Work, and any referenced Exhibits issued pursuant to this Agreement shall constitute the entire understanding between the Company and Contractor with regard to the subject matter hereof and all other prior or contemporaneous representatives, warranties, covenant, or agreements between the Company and Contractor, or its representatives, with respect to the subject matter shall be superseded. In the event that any written document conflicts with a provision or the intent of this Agreement, this Agreement shall control unless the conflicting document is signed and attached to this Agreement and explicitly states that its terms govern in the event of conflict with this Agreement.

20.DISPUTE RESOLUTION. The Company and Contractor shall attempt to resolve any controversy, claim, or dispute (“Dispute”) that arises out of or is related to this Agreement through good faith negotiations. Any Dispute not resolved within thirty (30) days of written notice of the Dispute shall become subject to mediation pursuant to the Commercial Mediation Rules of the American Arbitration Association using a mediator with a background in the industry or subject matter of the Dispute. Mediator costs and fees shall be shared equally. If despite the good faith efforts of the parties, the Dispute has not been resolved by the mediation process within sixty (60) days after commencement of the process, litigation may be initiated. The procedures of this section are exclusive and must be fully exhausted prior to the initiation of litigation. Notwithstanding the foregoing, nothing in this section shall preclude either party from taking any action necessary to prevent imminent and irreparable harm.

21.GOVERNING    LAW;    JURISDICTION.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the federal laws of the United States of America. The parties consent to personal and exclusive jurisdiction of the federal and state courts of New Hanover County, North Carolina.

22.MODIFICATIONS;    AMENDMENTS. No modification or amendment to this Agreement shall be effective unless made in writing and signed by both the Company and Contractor.

23.COUNTERPARTS; ELECTRONIC SIGNATURE & COPIES. This Agreement may be executed in multiple counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. A party may execute this Agreement by an electronic and/or facsimile signature and may deliver a signed copy of this Agreement in PDF or other electronic form, and such signatures and electronic copies will be deemed to bind the party in the same manner as physical delivery of a counterpart of this Agreement bearing an original printed signature.

24.WAIVER. The failure of either party to enforce at any time for any period any provision hereof shall not be construed to be a waiver of such provision or of the right of such party thereafter to enforce such provision, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

25.NO THIRD-PARTY BENEFICIARIES. The Company acknowledges and agrees that any work product provided by the Contractor under this

Agreement of applicable Statement(s) of Work will be prepared on a confidential basis solely for the Company and that no third party may rely upon the work product or related information provided by Contractor to Company under this Agreement or applicable Statement(s) of Work without the Contractor’s prior written consent.

26.FORCE MAJEURE. If either party is affected by any event beyond its reasonable control, including fire, explosion, flood, or other acts of God; acts, regulations, or laws of any government; war, terrorist acts, or civil commotion; strike, lock-out or labor disturbances; or failure of public utilities or common carriers (a “Force Majeure Event”), such party shall not be liable in connection with this Agreement to the extent affected by such Force Majeure Event; provided that such party gives prompt written notice to the other party (the “Non-Force Majeure Party”) of the Force Majeure Event and that such affected party exercises all commercially reasonable efforts to eliminate the effects of the Force Majeure Event on this Agreement as soon as and to the extent practicable. If any Force Majeure Event continues for a period longer than three (3) months, the Non-Force Majeure Party may terminate this Agreement upon written notice to the other party affected by the Force Majeure Event.

27.SEVERABILITY. If any provision of this Agreement shall be found by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, the same shall not affect the other terms or provisions of this Agreement, but such term or provision shall be deemed modified to the extent necessary in the court's opinion to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties.

28. NOTICES. To be effective, all notices and other communications hereunder shall be in writing and delivered personally or mailed by overnight U.S. mail, postage prepaid, or by certified or registered U.S. mail, return receipt requested, postage prepaid, or sent by Federal Express or another internationally recognized courier service (billed to sender),or emailed to the parties at the following addresses or to such other address as a party may designate by written notice to the other:
If to Contractor:
Address: Shandy Lane Wilmington NC 28409
Email: josh.glover@ncino.com

If to Company:
nCino OpCo, Inc.
Attn: Chief Executive Officer
6770 Parker Farm Drive Wilmington, NC 28405
With a copy to:
nCino OpCo, Inc.
Attn: General Counsel
6770 Parker Farm Drive
Wilmington, NC 28405
Email: legal@ncino.com

By signing below, Contractor and the Company acknowledge that they have read and understood, and will act in accordance with, all of the terms set forth in the attached document(s).

Contractor		Company
By:	/s/ Josh Glover	By:	/s/ Chris Ainsworth
Printed Name:	Josh Glover	Printed Name:	Chris Ainsworth
Date:	3/26/2024 | 9:07 AM EDT	Title:	Chief People Officer
		Date:	3/26/2024 | 10:53 AM EDT

Exhibit A
Statement of Work

This Statement of Work No. 1(“SOW”) entered into on this March 26, 2024 in accordance with and subject to the terms and conditions of the Independent Contractor Agreement between nCino OpCo, Inc., a Delaware corporation with its principal place of business at 6770 Parker Farm Drive, Suite 200, Wilmington, NC 28405 (“Company”) and Josh Glover (“Contractor”).
Now, therefore, in consideration of the mutual covenants set forth herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
The Contractor shall perform services further described in Section 1 (the, “Project Work).
1.Description of Services.
Contractor shall provide consulting services on revenue focused activities as defined by Company.

2.Company Contact.
Pierre Naudé and/or Chris Ainsworth

3.Schedule.
Ad-Hoc as requested by Company and agreed to by Contractor.

4.Fees. Contractor to be paid as follows:
In consideration for the description of services as well as the terms contained within the agreement, Contractor will remain active on Fidelity.com and eligible to receive scheduled Restricted Stock Units as identified below:

Vesting Date
April 5, 2024
May 1, 2024
June 8, 2024

5.Term. This SOW shall commence on the Effective Date and shall terminate upon completion of the Project Work pursuant to the Schedule set forth in Section 3.
In WITNESS WHEREOF, the parties hereto have executed this SOW on March 26, 2024.

Contractor		Company
By:	/s/ Josh Glover	By:	/s/ Chris Ainsworth
Printed Name:	Josh Glover	Printed Name:	Chris Ainsworth
		Title:	Chief People Officer